Exhibit 10.1

SCAN BASED TRADING AGREEMENT

This Scan Based Trading Agreement (“Agreement”) is entered into effective as of the effective date set forth on the signature page hereof (the “Effective Date”) by and among Dolgencorp, LLC; DG Strategic VII; Dolgen Midwest, LLC; Dolgen California, LLC; Dolgencorp of New York, Inc.; Dolgencorp of Texas, Inc.; DG Retail, LLC and Dollar General Partners (each a “Retailer”), each with offices at 100 Mission Ridge, Goodlettsville, Tennessee 37072 and Vapor Corp., a Nevada Corporation, with offices at 3001 Griffin Road, Dania Beach, FL 33312 (“Vendor”).

Background

Each Retailer operates a network of Dollar General® branded discount retail stores, including newly opened or acquired retail stores, but excluding any Stores in Minnesota, New Jersey, and Vermont (the “Stores”) in which a variety of merchandise is sold from a fixture (“Front-End Fixtures”) located near the check-out counters of each Store that participates in Retailer’s front-end fixture program (the “Program”). Notwithstanding the foregoing, if any laws, rules, regulations, or ordinances are currently in effect in any jurisdiction, are subsequently enacted or amended relating to or in any way affecting the merchandise contemplated by this Agreement, Retailer may exclude Stores in locations governed by such laws, rules, regulations or ordinances. Vendor is a supplier of merchandise that is among the categories of merchandise sold in the Stores. Subject to the terms and conditions of this Agreement, the parties desire that Vendor sell certain products to each Retailer for resale in the Stores operated by such Retailer on a “Scan Based Trading” or “SBT” basis pursuant to which Vendor shall retain title and risk of loss to such products until such time as they are sold through the Retailer’s point-of-sale system to the retail customer. Further, the parties desire that the merchandise supplied by Vendor shall be included in the Program and be offered for sale from (i) the number of Front-End Fixtures identified in Exhibit A attached hereto, and (ii) additional Front-End Fixtures installed in certain new Stores opened by Retailer during the term of this Agreement. An entity within the definition of Retailer shall be bound to this Agreement to the extent of the Stores operated by such entity; in no event will any such entity be jointly and severally liable for the obligations or liabilities of another such entity.

1. Sale and Delivery of Products. Subject to the terms and conditions of this Agreement, Vendor shall sell and deliver to Retailers the products mutually agreed to by the parties from time to time (“Products”) at prices mutually agreed to in writing by the parties from time to time.

1.1 Product & Price Implementation (EDI 832 – Product Catalog & Costs; Approval). Once the parties agree on the item(s) and related pricing that will be deemed Products for purposes of this Agreement, the parties agree to implement such information in Retailer’s systems in accordance with the following procedures (as may be amended from time to time upon mutual written agreement of the parties): No less than twenty (20) days prior to the agreed upon effective date for the implementation of any Product and/or related pricing, Vendor shall submit, via Retailer’s electronic data interchange system, an EDI transaction 832 (in a form and format reasonably defined by Retailer) for acceptance and approval. In the event that Retailer agrees with and approves of the information in the EDI 832 transmission, it shall notify Vendor via EDI transaction 832. To the extent that Vendor does not receive approval of any Product or pricing from Retailer (regardless of whether an express rejection is sent to Vendor), the applicable Product and/or related pricing shall not be effective. In the event that an item not previously provided by Vendor to Retailer as a Product pursuant to this Agreement is not accepted by Retailer as provided in this paragraph, Vendor shall not provide such item to Retailer, and Retailer shall have no payment or other obligation with respect to such item. In the event that a price change for a Product that has previously been provided by Vendor to Retailer pursuant to this Agreement is not accepted by Retailer as provided in this paragraph, the most recent accepted price will remain in effect.

1.2 Delivery of Products; Merchandising.

Vendor is responsible for keeping the Distribution Centers adequately stocked with Products at all times. Subject to the terms and conditions of this Agreement, Vendor desires to deliver Products to all of Retailer’s Distribution Centers via pre-paid freight trailer shipments. Vendor acknowledges and agrees that Retailer will transport (method of transport to be decided in Retailer’s sole discretion) the Products to the Stores. In the event that Retailer’s Distribution Centers or Store personnel notice any damaged, out-of-date or other non-saleable Products, the Vendor shall be contacted for a return authorization at its sole expense. The Vendor shall have 24 hours (one business day) to comply with this request for a return authorization of the Products and to see that corresponding replacement Product is delivered to the applicable Dollar General Distribution Center or Store (at Vendor’s sole expense).

All Products delivered must fit in the fixture area (or if no fixtures, in the floor area) designated by Retailer for the applicable Store; provided, however, that with the prior approval of Retailer, Vendor may deliver extra Products to be held in the Store Manager’s office in a locked and secure location.

New Product Introduction Procedures for Vapor-Corp sales.

Phase 1 – Telephone Audit Procedure to occur 30 days following planogram set:

Vendor may utilize a third party vendor which has been pre-approved by Retailer to perform a Telephone Retail Audit 30 days after the planogram set date, for zero sale Stores to ensure Product has been received and properly displayed.

Phase 2 – In-Store Retail Audit Procedure to occur 60 days following planogram set date:

Vendor may utilize a third party vendor which has been pre-approved by Retailer to perform an In-Store Retail Audit, 60 days after planogram set date during normal business hours and in a manner that minimizes interference with business operations for any Stores that continue to report zero sales following the performance of the Phase 1 Telephone Audit Procedure.

1.3 Planogram Reset. Vendor shall, at its sole expense, commence a planogram reset in each Store in which Products will be carried as mutually agreed upon by the parties. Planogram reset shall include, without limitation, signage and any other materials necessary to display and sell the Products, fully implementing new planogram, producing and setting up signage as directed by each Retailer, and such other tasks as the parties may agree. An example of a planogram for the Products is attached hereto as Exhibit B. Retailer reserves the right to change any planogram at any time in its sole discretion. Vendor shall perform all planogram reset services during each Store’s normal business hours and in a manner that minimizes interference with the business operations of each such Store. Upon arrival at each Store, Vendor shall check-in with the manager (or highest ranking employee if the manager is not available) of the Store and present identification acceptable to such Store personnel.

1.4 Ongoing Store Support. Vendor shall, at its sole expense, perform planogram “clean-up” and maintenance services with respect to the Products at each Store as mutually agreed upon by the parties. Clean-up services shall include, without limitation, management of in-stock levels, removing damaged Products, straightening of Products, and such other tasks as the parties may agree and shall occur at least once per year. Notwithstanding the foregoing, Vendor shall visit Stores more frequently as may be reasonably required to keep Products for such Stores at a chain-wide weekly minimum in-stock level of ninety-percent (90%) based on the total number of Products that may be placed in a Fixture. Vendor also shall provide ongoing support by providing a toll free number for Store managers to alert Vendor of any Product issues. Vendor shall perform all ongoing support during each Store’s normal business hours and in a manner that minimizes interference with the business operations of each such Store. Upon arrival at each Store, Vendor shall check-in with the manager (or highest ranking employee if the manager is not available) of the Store and present identification acceptable to such Store personnel.

1.5 Product Placement. During the term and subject to the terms and conditions of this Agreement, Retailer agrees to dedicate the amount of space indicated on Exhibit A for the number of Front-End Fixtures identified on Exhibit A to the sale of the Products. The parties acknowledge that the Program includes Front-End Fixtures consisting of sixteen general sizes (Cannon H Large, Cannon H Medium, Cannon H Small, Cannon Combo, Alt 1, 2, 3, CCS 1 Walk-Up, CCS 2 Walk-up. CCS 3 Walk-up, CCS Candy Island, Lane  3/4-A, Lane 3/4B, Market Store A, Market Store B, Market Store C, Market Store D and Market Store E) and that Vendor’s Products may not be offered for sale from all sixteen sizes – Exhibit A indicates the expected number of each size of Front-End Fixtures from which Vendor’s Products will be offered for sale at the Stores open as of the Effective Date of this Agreement, each relocated and/or remodeled Store and each new Retailer Store opened during the term of this Agreement; provided, however that in the case of new, relocated and/or remodeled Stores the amount of space dedicated to Products provided by or on behalf of Retailer shall depend upon the size of the Front-End Fixture installed in the applicable Store. The Products will be initially placed on the Front-End Fixtures listed on Exhibit A. The Vendor Products to be placed on the Front-End Fixtures shall be mutually determined by the parties from time to time. Retailer will determine the locations on the Front-End Fixtures where the Vendor Products will be offered for sale.

1.7 Title and Risk of Loss.

1.7.1 Product. Title and risk of loss to each Product, regardless of the cause of the loss, including, without limitation, loss attributable to (i) fire, flood, wind or other natural disasters, (ii) theft or physical destruction (shrink), (iii) any issues which occur during the storage of the Products at Retailer’s Distribution Centers, or (iv) any issues which arise during the transportation to and from the Retailer Distribution Centers to the Stores, shall remain with Vendor until such time as such Product is scanned at Retailer’s point-of-sale system in connection with a retail sale of such Product.

1.7.2 Title to Front –End Fixtures. The Front-End Fixtures shall at all times remain the sole property of Retailer, and Vendor shall have no right, title or interest in the Front-End Fixtures.

1.7.3 Notification. Retailer will use commercially reasonable efforts to notify Vendor of any loss to all or substantially all Products located at a Store (e.g., in the event that the Store and its contents are heavily damaged due to fire or flood) and, upon reasonable request of Vendor, shall provide access to the loss site during normal business hours and access to pertinent reports and documents, if reasonably available. Vendor shall promptly pick up any damaged, expired or otherwise non-saleable Products at a loss site at Vendor’s sole expense in compliance with all applicable federal, state and local laws, regulations, and ordinances, including but not limited to any relevant hazardous waste laws.

1.7.4 Negative Sales. The return of a Product initially sold to a retail customer that is returned at Retailer’s point of sale in an arm’s length transaction shall be deemed a “negative sale,” and title and risk of loss to such a returned Product shall immediately revert to the Vendor.

1.8 Retail Sales. Each Retailer acts as the primary obligor with respect to retail sales of Products to Retailer’s customers. Retailer shall establish the retail price for each sale of Products in its sole discretion. The price paid by Retailer to Vendor for Products is negotiated between Retailer and Vendor and shall in no way restrict Retailer’s right to establish the retail price for such Product; Retailer does not earn a fixed dollar amount per customer transaction or a stated percentage of the amount charged to the retail customer. Retailer shall use commercially reasonable efforts to restrict Store-to-Store transfers (or other non-retail transactions) of Products. Nothing in this Agreement or otherwise shall be interpreted or construed as obligating Retailer to sell a minimum number of Products, and Retailer may carry and offer for retail sale products similar to or competitive with the Products.

1.9 Inventory Counts. Retailer shall not be responsible for inventory or otherwise counting any Products in Stores. Any such inventories shall be the responsibility of Vendor at its expense (including allocable portions of expense if Vendor elects to use Retailer’s third-party inventory service as described below). For Vendor’s convenience, Retailer will allow Vendor to utilize Retailer’s third party inventory service to conduct inventories for Vendor during Retailer’s normal inventory count; provided, however, Vendor shall ensure that Retailer’s third party inventory service shall not include Products in its inventory of Retailer’s products.

2. Product Quality. All Products shall be of such quality and have such other attributes that meet the specifications set forth in the standard product specification and the quote sheet that was completed and submitted to Retailer by Vendor in connection with the applicable Products (collectively, the “Specifications”). Vendor shall ensure that all Products (which includes any related packaging) are free from any defects or other faults in design, workmanship, and materials and that they conform to any pre-production samples approved by Retailer; under no circumstance will Vendor substitute any Product or other item for a Product ordered by Retailer without Retailer’s prior written consent.

3. Payment. Retailer shall pay Vendor for Products sold at retail by Retailer as described in this Section 3; Retailer shall not be obligated to pay for Products unless and until sold at retail.

3.1 Sales Reports (EDI 852 – Product Activity Sales). Retailer shall use commercially reasonable efforts to provide a daily retail sales activity report by Store, transaction date and UPC within two business days of the date on which the applicable retail sale occurred. Such report shall be made using an EDI transaction 852. Vendor acknowledges, however, that events beyond Retailer’s reasonable control may prevent Retailer from retrieving daily sales information from one or more Stores. In the event that the sales information is retrieved after the original sales day, the sales information will be sent to the Vendor using the EDI 852 with the original sales date. In the event that sales are not retrievable, the Vendor agrees that it will not require payment for Products for which such data is not retrieved.

3.2 Smart Invoice Number/Invoicing. Retailer shall use commercially reasonable efforts to prepare a “smart invoice number” that will be included on the remittance advice that accompanies each payment. The smart invoice number format will be as follows:

Eight (8) digit date + Five (5) digit store + Five (5) digit vendor number

The eight digit date shall be formatted at YYYYMMDD. For example, December 24, 2008 should be recorded as 20081224.

The five digit store number shall contain leading zero values if a store number is less than five digits. For example, store 192 should be recorded in the invoice number as 00192.

The five digit vendor number will be assigned by the Company before the SBT relationship is started during the planning process.

Retailer will create an internal invoice based on the smart invoice number to facilitate payment; Retailer does not expect to receive, nor will it accept an EDI 810 or other invoices from Vendor.

3.3 Payment (EDI 820—Funds Transfer Notification.). Retailer shall use commercially reasonable efforts to prepare and provide payment information using Retailer’s EDI 820 process based on the smart invoice number. The remittance advice information will be provided to the Vendor at a summary invoice level and will be indexed based on the smart invoice number. The EDI 820 will be submitted to Vendor at the time the electronic payment is scheduled. Retailer will pay for all invoices posted during its fiscal week (Saturday through Friday) on the Thursday following the conclusion of the fiscal week (or next business day if such Thursday is a holiday). All payments will be made using Retailer’s standard electronic funds transfer processes and procedures.

3.4 Taxes. Retailer shall be responsible for the collection and remittance of all sales taxes to the proper taxing authority as a result of the retail sales of Products. Vendor understands that they have Economic Nexus and shall pay directly all personal property, Ad Valorem or other similar taxes, including but not limited to any regulatory fees or taxes imposed on the product type, regardless if the tax is triggered by type of product or at point of sale; if any, pertaining to its inventory located in the Stores; provided, however, that in the event that Retailer is required to report and/or pay any such taxes, Vendor will provide Retailer required information on a timely basis but no later than 14 business days after request from Retailer or 14 business days before the information is required to file with a governmental agency, whichever is sooner and promptly reimburse Retailer for any such taxes paid by Retailer. The Vendor will be responsible for and will pay directly sales and use taxes on any merchandising services or store fixtures related to the Products and indemnify Retailer for any taxes (excluding the standard sales tax imposed at the time of sale), fees, penalties and interest associated with Vendors inventory. If during the course of any State, County, Parish, City, or other local jurisdiction audit on Retailer it is found that there are tax under-collections, vendor shall indemnify and promptly reimburse Retailer for the taxes, interest, and penalties. Each party will be responsible for reporting its own income derived from this Agreement and for payment of its own income taxes.

4. Store Closings and Relocations. Retailer reserves the right, in its sole discretion, to close or relocate any Store at any time for any reason. In the event of the closing or relocation of one or more Store(s), Retailer shall use commercially reasonable efforts to provide the Vendor with reasonable advanced notice to the extent practicable. Upon notification of a store closure or relocation, the Vendor should take reasonable steps to 1) eliminate any open replenishment orders to the Store, 2) prevent any additional orders from being created for the Store and 3) arrange for Vendor inventory to be removed from the Store. Vendor shall remove Products from the closing or relocating Store as soon as practicable, but during normal business hours in compliance with all applicable federal, state and local laws, regulations, and ordinances, including but not limited to any relevant hazardous waste laws.

5. Allowances and Credits. Vendor shall participate in the Company’s standard vendor participation programs, including but not limited to new store funding and vendor rebates, to the extent applicable and as further described in the Domestic Vendor Guides, as amended from time to time. In addition, the Vendor will be given the opportunity to participate in other voluntary programs from time to time as may be agreed to by the parties from time to time.

5.1 Front-End Fixture Allowance. In consideration of Retailer placing Vendor Products on each Front-End Fixture, Vendor shall pay Retailer a placement fee to be mutually agreed to by the parties in writing on or about the Effective Date (the “Placement Fee”). Such Placement Fee shall be paid by Vendor to Retailer in two equal installments on August 31, 2012 and on January 15, 2013. If applicable, such Placement Fee may be deducted from any amounts owed to Vendor against open invoices, to which deduction Vendor hereby agrees; provided, however, that in the absence of sufficient amounts being invoiced to Retailer by Vendor to pay the applicable Placement Fee hereunder, Vendor shall pay the outstanding balance of such amounts to Retailer via check within seven (7) days after receipt of Retailer’s invoice.

5.2 Sales Commission and Payments. Vendor shall pay to Retailer, on a monthly basis on the 15th of each following month, sales commissions in the amount of 50% of net sales (minus all applicable taxes) made to Vendor’s online customers who order using a promotional code set up to appear in Vendor’s packaging of Products (“Sale Commission Payments”). As evidence supporting the Sales Commission Payment amounts, Vendor shall maintain and provide to Retailer the number of transactions and total net sales made to Vendor’s online customers who order using such promotional code. If applicable, such Sales Commission Payments may be deducted from any amounts owed to Vendor against open invoices, to which deduction Vendor hereby agrees; provided, however, that in the absence of sufficient amounts being invoiced to Retailer by Vendor to pay the applicable Sales Commission Payments hereunder, Vendor shall pay such amounts via check to Retailer by the 15th of each following month.

6. Term. Unless sooner terminated as provided elsewhere in this Agreement, the term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year. In the event of a material breach of this Agreement, the non-breaching party may terminate this Agreement upon ten (10) days’ prior written notice to the breaching party; provided, however, that such termination shall not be effective in the event that such breach is cured to the reasonable satisfaction of the non-breaching party within such ten-day period. Without limiting the foregoing, Retailer may terminate this Agreement: (i) immediately if Federal law prohibits the sale of the Products, or (ii) for convenience upon thirty (30) days’ prior written notice to Vendor. Sections 1.7, 1.8, 2, 3, 5, 6, 7, 8, 9, and 10 shall survive the expiration and termination of this Agreement for any reason. Within thirty (30) days of the expiration or termination of this Agreement, Vendor shall pay to Retailer an amount equal to any unused credits plus any allowances and/or discounts the Retailer is entitled pursuant to this Agreement to the extent that such allowance or discounts had not been previously paid or deducted from an applicable Vendor invoice. Unless the parties have agreed in writing to a plan to convert Products located in Stores to a non-SBT arrangement prior to the effective date of termination or expiration, Vendor shall be responsible, at its expense, for picking up any Products that remain in Stores within thirty (30) days of such termination or expiration in compliance with all applicable federal, state and local laws, regulations, and ordinances, including but not limited to any relevant hazardous waste laws.

6.1 Termination for Insolvency. Retailer may terminate this Agreement immediately if the Vendor: (i) becomes insolvent or unable to pay its debts; or (ii) makes a general assignment for the benefit of its creditors; or (iii) files or has filed against it, voluntarily or involuntarily, a petition under any bankruptcy or insolvency law where such petition is not dismissed within sixty (60) days; or (iv) has a receiver appointed with respect to all or substantially all of its assets.

7. Representations and Warranties.

7.1 Authority/ No Conflicts. Vendor hereby covenants, represents and warrants that: (i) it has the right and power to enter into and perform this Agreement; (ii) there are no actions, suits, disputes, proceedings or governmental investigations pending or threatened against or affecting the transactions contemplated hereby or restricting or limiting the use, manufacture, sale or delivery of Products; (iii) no order, judgment, decree, stipulation or consent of or with any governmental authority affects or may affect the transactions contemplated by this Agreement or restricts or limits the use, manufacture, sale or delivery of Products; (iv) this Agreement does not violate any law or regulation, and does not conflict with, or result in any breach or termination of, (a) any agreement, instrument, order, or judgment, or (b) any other restriction to which Vendor is a party or by which Vendor is bound.

7.2 Product Warranties. Vendor hereby covenants, represents and warrants that, in addition to any warranties implied or imposed by Law: (1) each Product shall be merchantable, fit for its intended purpose, suitable for its end use, and free from any defects in design, materials or workmanship and of good and merchantable quality and otherwise comply with the Specifications; (2) each Product shall be manufactured following current good manufacturing practice that is at least consistent with industry standards; (3) each Product shall be properly labeled and not adulterated or misbranded within the meaning of any Law or otherwise; (4) no Product shall infringe or misappropriate any domestic or foreign patent, copyright, trademark, trade secret, trade dress or other proprietary rights, or be considered a counterfeit of the product of a third party; (5) each Product shall accurately represent in its packaging the weights, measures and sizes of the Product; (6) each Product shipped under this Agreement will be free from any liens, security interests, encumbrances or defects in title or otherwise be subject to claims of third parties; and (7) Vendor shall allow inspections of its facilities to representatives of governmental agencies if applicable.

7.3 Compliance with Laws. Vendor hereby covenants, represents and warrants that all Products shall: (i) be manufactured, packaged, tagged and sold in compliance, and Vendor shall at all times comply, with all applicable federal, state and/or provincial, regional, municipal, and local laws, codes, regulations, rules, ordinances, decrees, permits, registrations and orders, including without limitation, the Robinson-Patman Act or similar law, environmental, health and safety laws, laws restricting heavy metal content, and employment and labor laws (“Law”), which, for purposes of this Section, includes any pending or future Law that becomes applicable to the Products; (ii) all Product Literature shall be complete, accurate and fully comply with all applicable Laws; and (iii) in the event that an applicable Law changes after delivery of a Product such that the retail sale of such Product would no longer be complaint with the changed Law, Vendor shall, at its expense, be responsible for picking up any Products that remain in Stores in compliance with all applicable federal, state and local laws, regulations, and ordinances, including but not limited to any relevant hazardous waste laws. Vendor further represents and warrants that all Product(s) as manufactured, packaged and sold by Vendor shall be legal for sale in each of Retailer’s and its affiliates stores. Vendor agrees to provide Retailer at no charge with Material Safety Data Sheets and such other information regarding all Products as Retailer may request. In the event that, subsequent to the provision of any Product, a Law becomes effective that prohibits the legal sale of such Product (or unreasonably burdens the sale of such Product) in any jurisdiction in which Retailer operates retail stores, Vendor agrees to be responsible for picking up such Products at its expense in compliance with all applicable federal, state and local laws, regulations, and ordinances, including but not limited to any relevant hazardous waste laws.

7.4 Product Testing. Vendor, at its sole cost and expense, shall perform, or cause to be performed, all tests on the Products (i) currently required or required in the future by the United States Consumer Product Safety Commission, Food and Drug Administration, Department of Agriculture or any other federal, state or local governmental agency or authority having jurisdiction, and (ii) any other testing necessary or appropriate to demonstrate compliance with any applicable Laws (which, for purposes of this Section, includes any pending or future Law that becomes applicable to the Products) and any applicable industry voluntary standards. Such tests shall be conducted by laboratories acceptable to Retailer and, if applicable, to the agency or authority requiring the same. At Retailer’s option, upon written notice to Vendor, Retailer may perform or have performed any acts necessary to satisfy the requirements of this subsection at Vendor’s expense, which expense may be credited against any amounts owed by Retailer to Vendor. Vendor shall provide sample Products for testing as requested by Retailer, and Vendor shall otherwise cooperate in the testing of Products. Retailer shall be under no obligation to purchase or otherwise accept any Product that does not meet the requirements set forth in this Agreement.

7.5 Documentation. Vendor shall obtain and maintain, at its sole cost and expense, all permits, licenses, certifications and registrations required by all applicable Laws to provide the Products contemplated herein. Upon request of Retailer, Vendor agrees to provide Retailer at no charge with copies of any and all (i) certificates of insurance evidencing insurance coverage as required per the Insurance Section of this Agreement, within ten (10) days of executing this Agreement and annually as updated, (ii) Material Safety Data Sheets applicable to the Products, (iii) certificates evidencing passing test results applicable to any Product(s) and/or any additional certificates as required by all applicable Laws, including, but not limited to any General Conformity Certificate (GCC), (iv) Product test results, (v) licenses and permits necessary or appropriate for compliance with all Laws under this Agreement, and (vi) such other information as Retailer may request. Vendor shall upload all required documentation to Retailer’s vendor portal, or provide to Retailer through other means specified by Retailer.

7.6 Facility Inspections. Retailer or its designee may from time to time inspect Vendor’s facilities (and the facilities of its third party manufacturers) to verify that the Products are of appropriate quality and otherwise meet the requirements of this Agreement and that such facilities meet Retailer’s social accountability and safety standards, as amended and published to Retailer’s vendors from time to time. Retailer shall be under no obligation to purchase or otherwise accept any Product that is produced (whether in whole or in part) in a facility that does not meet Retailer’s social accountability or safety standards, as amended and published to Retailer’s vendors from time to time.

7.7 Recalls. In the event of any voluntary or mandatory recall of a Product (regardless of who initiates the recall, including, but not limited to, any government agency): (i) Retailer reserves the right to use any reasonable means necessary to remove the applicable Products from sale at Vendor’s sole expense in compliance with all applicable federal, state and local laws, regulations, and ordinances, including but not limited to any relevant hazardous waste laws, and (ii) Vendor shall reimburse Retailer for all costs and expenses associated with the recall, including, but not limited to, attorneys’ fees, transportation, destruction/disposal costs and allocable overhead. Vendor shall provide Retailer with no less than 24-hour written notice prior to the public announcement of any recall or safety-related issues in connection with the Products. Such notification shall include (without limitation) all of Vendor’s item numbers affected by the recall, expected inventory levels affected, and a detailed description of the nature of the public announcement. Notwithstanding any limitations of liability elsewhere in this Agreement, Vendor shall be liable to Retailer for any losses incurred by Retailer, regardless of type, with respect to any recalled Product, including (without limitation) lost profits in connection therewith.

8. Indemnification and Insurance.

8.1 Intellectual Property Indemnity. Vendor hereby agrees to, and shall indemnify, hold harmless and defend each Retailer, any corporate affiliates, subsidiaries or parent corporations, and their respective directors, associates, partners, officers, employees, representatives, members and agents (collectively, the “Indemnified Parties”) from and against any and all claims, allegations, liabilities, losses, reasonable and necessary expenses actually incurred (including, without limitation, reasonable attorneys’ fees), fines, penalties, taxes or damages (collectively “Liabilities) asserted against an Indemnified Party to the extent such Liabilities result from the actual or alleged infringement by the Products, upon any third party’s trade secret, trademark, service mark, copyright, patent or other intellectual property rights (collectively, an “Intellectual Property Right”). If any of the Products are found, or in Vendor’s reasonable opinion are likely to be found, to infringe on an Intellectual Property Right, in addition to its indemnity obligation under this Section 8.1, Vendor may within a reasonable period of time, at its sole option and expense, either (a) secure for each Retailer the right to continue to sell the infringing Product or (b) replace such Product with a substantially equivalent non-infringing item or modify such Product so that it becomes non-infringing; provided, however, if neither of the preceding two options is feasible in the discretion of Vendor, then Vendor shall accept return of the infringing unsold Product from each Retailer at Vendor’s expense . The indemnification and other provisions of this Section 8.1 shall be the exclusive remedy of the Indemnified Parties with respect to claims and Liabilities resulting from or relating to the subject matter of this Section 8.1.

8.2 General Indemnification. Vendor agrees to, and shall, indemnify, defend and hold harmless, the Indemnified Parties from and against any and all claims, allegations, actions, demands, liabilities, losses, damages, injuries, illnesses, judgments, settlements, costs and expenses (including costs of investigation and reasonable attorneys’ fees), including, but not limited to any fines or penalties asserted by any governmental agency, regardless of the merits of such claims or allegations, that may be based in whole or in part, or otherwise arise from or relate to any Product (whether provided before or after the date of this Agreement), any act or omission of Vendor, or any third party vendor of Vendor, or any breach of this Agreement by Vendor. In the event a claim is filed against any Indemnified Party that is subject to indemnification, Retailer and the applicable Indemnified Party each may be represented and each may actively participate through its own counsel, at such Indemnified Party’s cost and expense, in any such claim. This indemnification is one of first defense and payment, not of reimbursement or surety, and shall survive the expiration or termination of this Agreement. The indemnification provisions of this Section 8.2 shall be the exclusive remedy of the Indemnified Parties with respect to claims and liabilities resulting from or relating to any Product, any act or omission of Vendor or any third party of Vendor, or any breach of this Agreement by Vendor other than claims and liabilities subject to the provisions of Section 8.1 hereof which shall be resolved in accordance the provisions of said Section 8.1.

8.3 Insurance. Vendor agrees that during the term of this Agreement and for a period of no less than five years thereafter it will keep in force and effect commercial general liability and product liability insurance, including contractual liability insurance with minimum primary policy limits of not less than one million dollars ($1,000,000) per occurrence; and with minimum excess or umbrella policy limits of not less than nine million dollars ($9,000,000) per occurrence insuring against personal injury, bodily injury and property damage. Vendor further agrees that during the term of this Agreement it will keep in force and effect recall insurance (including, but not limited to, coverage relating to any government mandated recall) with minimum primary policy limits of not less than two millions dollars ($2,000,000) per occurrence. All insurers shall be admitted carriers in the United States, and licensed to do business in each state in which Retailer and/or its affiliates operate stores. All insurers shall have an A. M. Best rating of at least an A-VIII. The Indemnified Parties shall be named as additional insureds under Vendor’s policies. Such policies shall contain a provision that there will be no cancellation, reduction, or non-renewal in coverage without first giving Retailer thirty (30) days’ prior written notice. Vendor’s insurance shall in no way limit Vendor’s obligations or liability under this Agreement.

9. Confidential Information. Vendor acknowledges that, in the course of performing its obligations under this Agreement, it may have access to the Confidential Information (as defined below) of Retailer or its affiliates. Vendor shall use the Confidential Information only in furtherance of this Agreement and shall not transfer or otherwise disclose the Confidential Information to any third party. Vendor shall (i) give access to such Confidential Information solely to those employees with a need to have access thereto for purposes of this agreement, and (ii) take the same security precautions to protect against disclosure or unauthorized use of such Confidential Information as Vendor takes with its own confidential information but, in no event, shall Vendor apply less than a reasonable standard of care to prevent such disclosure or unauthorized use. Vendor shall promptly return or destroy all Confidential Information upon the termination of this Agreement or as requested by Retailer. For purposes of this Agreement, “Confidential Information” shall mean confidential or other proprietary information that is observed or obtained by Vendor under this Agreement including, without limitation, designs, drawings, product specifications and documentation, business and product plans and data, and other confidential business information. Confidential Information shall not include information which: (a) is or becomes public knowledge without any action by, or involvement of, Vendor; or (b) is already known to Vendor at the time of disclosure without restriction of confidentiality, as evidenced in writing.

10. Miscellaneous Provisions.

10.1 Independent Contractor. Vendor and Retailer are independent contractors, and under no circumstances shall the contractual relationship between the parties be deemed or construed as one of agency, partnership, joint venture, employment or other than the relationship of independent contractors, nor does either party have any authority to act on behalf of or bind or commit the other in any manner. Each party shall be solely responsible for the conduct of its employees and other representatives.

10.2 Notices. Any notice to be given hereunder by either party to the other may be effected either by personal delivery in writing, by facsimile (with confirmed receipt and confirming copy sent via overnight courier), by registered or certified mail, postage prepaid with return receipt requested, or by overnight courier, return receipt requested at the address for the Retailer set forth above or for the Vendor set forth below, as applicable; provided, however, that in the case of notices to Retailer, Vendor shall send a required copy of the notice to the Retailer at the address above – Attention: Legal Department. Notices delivered personally or via facsimile will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two (2) days after mailing. Notices sent via overnight courier will be deemed delivered as of the next business day. Either party may change its contact upon notice to the other party in accordance with this Section.

10.3 Records and Audit. Vendor agrees to keep and maintain books and records relating to any transaction with Retailer via ecommerce or otherwise, in accordance with generally accepted accounting principles, that include, without limitation, all documentation necessary or desirable to verify the accuracy of any invoice, report or statement provided hereunder. Vendor agrees to keep and maintain records relating to Products, including (without limitation) certificates evidencing Product safety testing required by any Law or any applicable voluntary industry standard. Vendor shall maintain such books and records for such period of time as required by Law, but in no event less than a period of three years following the issuance of the applicable invoice, report, certificate or statement. During the term of this Agreement and for a period of two years thereafter, Retailer and/or its designee shall have the right to inspect and audit, at any reasonable business time during business hours, such records. In the event an inspection or audit discloses that any invoice or statement was overstated by more than 2%, Vendor shall reimburse Retailer for the cost of such audit. Vendor shall immediately pay to Retailer the amount of the over-billing, regardless the amount.

10.4 Limitations. Under no circumstances shall Retailer or its affiliates be liable to Vendor or any third party for any consequential, incidental, indirect, special or punitive damages arising from or related to this Agreement or any Products, even if advised of the possibility of such damages.

10.5 Interpretation and Venue. If any term, condition or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected. Heading titles are for convenience only and are not to be used in the interpretation of any terms and conditions contained in this Agreement. This Agreement shall be construed in accordance with the laws of the State of Tennessee without regard to principles of conflicts of laws that would cause the laws of another jurisdiction to apply. The state and federal courts sitting in Davidson County, Tennessee shall have proper and exclusive jurisdiction and venue over any matters relating to this Agreement, and the parties hereby consent to the jurisdiction and venue of such courts.

10.6 Entire Agreement and Modification. This Agreement and the Specifications referenced above, including the terms and conditions of each applicable Retailer purchase order, constitute the entire agreement between the parties concerning the subject matter hereof. This Agreement may not be modified, altered, amended or changed except by mutual agreement in writing executed by each of the parties. Without limiting the foregoing, any terms and conditions of any order acknowledgement or other document issued by Vendor that differ from or purport to alter, or add to, the terms and conditions of this Agreement or the applicable Retailer purchase order shall be of no force and effect. No waiver of any condition, covenant, or warranty of this Agreement by either party shall be deemed to imply or constitute a further waiver of the same or any other condition, covenant, or warranty of this Agreement.

10.7 No Assignment/Subcontracting. Except as expressly allowed by this Agreement, Vendor may not assign or subcontract any of its rights or obligations under this Agreement (or any portion hereof), whether by express assignment or subcontract, merger, operation of law or otherwise. Any such attempted assignment in contravention of this Section 10.7 shall be void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, their successors and permitted assigns.

10.8 Code of Conduct. Vendor acknowledges that Retailer (i) desires to conduct business only with vendors that conduct business in accordance with Retailer’s ethical values, and (ii) Retailer has adopted a Code of Business Conduct and Ethics which, as amended from time to time, addresses many important ethical issues, such as gifts, entertainment, business courtesies, vendor paid travel expenses, conflicts of interest, and anti-corruption laws (the “Code”). The current version of the Code is available at: http://www.dollargeneral.com under Investor Information/Corporate Governance. Vendor hereby covenants, represents and warrants that: (1) it has read and understands the Code; and (2) it will not engage in any conduct that (a) violates the Code, or (b) encourages or tempts an employee or agent of Retailer to violate the Code. If Vendor or its employees suspects or identifies a violation, or potential violation, of the Code (whether by an employee of Retailer or otherwise), Vendor must immediately report such violation or potential violation to Retailer’s Whistleblower hotline at 1 (800) 334-9338 (US) or 1 (800) 962172 (Hong Kong).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Vapor Corp.		Dolgencorp, LLC

By:	/s/ Harlan Press	By:	/s/ Michael Wilkins
Printed Name:	Harlan Press	Printed Name:	Michael Wilkins
Title:	Chief Financial Officer	Title:	SVP/GMM

Dolgencorp of Texas, Inc.		Dolgencorp of New York, Inc.

By:	/s/ Michael Wilkins	By:	/s/ Michael Wilkins
Printed Name:	Michael Wilkins	Printed Name:	Michael Wilkins
Title:	SVP/GMM	Title:	SVP/GMM

DG Retail, LLC		Dollar General Partners

By:	/s/ Michael Wilkins	By:	/s/ Michael Wilkins
Printed Name:	Michael Wilkins	Printed Name:	Michael Wilkins
Title:	SVP/GMM	Title:	SVP/GMM

DOLGEN CALIFORNIA, LLC

By:	/s/ Michael Wilkins
Printed Name:	Michael Wilkins
Its:	SVP/GMM
Address:	100 Mission Ridge

DOLGEN MIDWEST, LLC

By:	/s/ Michael Wilkins
Printed Name:	Michael Wilkins
Its:	SVP/GMM
Address:	100 Mission Ridge
Effective Date:	July 25, 2012

DG STRATEGIC, VII

By:	/s/ Michael Wilkins
Printed Name:	Michael Wilkins
Its:	SVP/GMM
Address:	100 Mission Ridge
Effective Date:	July 25, 2012